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                                                                 Exhibit (m)(31)

                             RECORDKEEPING AGREEMENT

     AGREEMENT made as of February 3, 2003 by and between CITISTREET LLC ("CitiStreet"), Banc One Investment Advisors Corporation ("BOIA") and One Group Mutual Funds (the "Trust").

     WHEREAS, CitiStreet, has been retained by the sponsor of a qualified employee benefit plan or plans (the "Plan" or "Plans"), to provide recordkeeping and related administrative services on behalf of such Plans and the participants under such Plans (the "Participants"), including daily valuation and processing of orders for investment and reinvestment of assets in the various investment options available under the Plans; and

     WHEREAS, the Trust desires to enter into a Recordkeeping Agreement pursuant to which the Trust will retain CitiStreet to perform certain recordkeeping and accounting services and functions with respect to transactions in Trust shares ("Shares") made by or on behalf of such Plans and Participants, when with respect to the Trust such Plans maintain with the Trust's transfer agent ("Transfer Agent") a single master shareholder account;

     NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.   Services Provided by CitiStreet

     When and to the extent requested by the Trust, CitiStreet agrees to perform the following recordkeeping and account services and functions with respect to transactions in Shares made by or on behalf of Participants:

          A. Maintain separate records for each Participant under the Plan, which records shall reflect the Shares purchased and redeemed and Share balances of such Participants. CitiStreet will maintain a single master account with each Fund on behalf of the Plan and such account shall be in the name of CitiStreet (or its nominee) or the trustee of the Plan (or its nominee) as the record owner of Shares owned by the Plan.

          B. Disburse or credit to the Plan all proceeds of redemptions of Shares and all dividends and other distributions not reinvested in Shares.

          C. Prepare and transmit to the Plan and/or Participants, as required by law or the Plan, periodic statements showing the total number of Shares owned by the Participants as of the statement closing date, purchases and redemptions of Shares by the Participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares), and such other information as may be required, from time to time, by the Plan.

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          D.   Transmit purchase and redemption orders to the Funds on behalf of the Plan in accordance with the procedures set forth in Section
               B.1. of the Mutual Fund Service Agreement among One Group Dealer Services, Inc., One Group Administrative Services, Inc. and _______________dated as of January __, 2003.

          E. Distribute to the Plan and/or Participants, as appropriate, copies of the Trust's prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Trust is required by law or otherwise to provide to its shareholders or prospective shareholders.

          F. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services for the Plan.

2.   Appointment as Agent For Limited Purpose

     CitiStreet shall be deemed the agent of the Trust for the sole and limited purpose of receiving purchase, redemption and exchange orders from Participants and transmitting corresponding instructions to the Transfer Agent. Except as provided specifically herein, neither CitiStreet nor any person to which the Trust may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Trust.

3.   Representations of Recordkeeper

     CitiStreet agrees, represents and warrants that:

          A. It will forward Instructions within such time periods and to such parties as are specified by the Trust, the Transfer Agent, the Mutual Fund Service Agreement, the Trust's prospectuses and applicable law and regulation.

          B. If and to the extent required under applicable federal and state securities laws and regulations, it is duly registered pursuant to such laws and regulations, it is not a "fiduciary" of any Plan as such term is defined in Section 3(21) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and
               Section 4975 the Internal Revenue Code of 1986, as amended (the "Code"), and the receipt of any fees by it from the Trust, and the corresponding reduction of fees payable to CitiStreet by the Plan (or by the P1an sponsor, according to Recordkeeper's agreement with the Plan) will not constitute a "prohibited transaction" for purposes of Title I of ERISA and Section 4975 of the Code.

          C. At all times during the term of this contract, CitiStreet will maintain errors and omissions coverage in an amount not less than $1,000,000 per occurrence, and in the aggregate. A certificate of insurance evidencing such coverage will be provided by CitiStreet to the Trust as soon as is practicable after commencement of this Agreement.

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4.   Records and Reporting

     CitiStreet will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of the Trust or the Transfer Agent, CitiStreet will provide copies of historical records relating to transactions involving the Trust and Participants, written communications regarding the Trust to or from Participants, and other materials relating to the provision of services by CitiStreet under this Agreement. CitiStreet will comply with any reasonable request for such information and documents made by the Trust, or its Board of Trustees or any governmental body or self-regulatory organization. CitiStreet agrees that, with respect to the Plans regarding which it is providing services under this Agreement, CitiStreet will permit the Trust, the Transfer Agent, or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services provided by CitiStreet. Notwithstanding anything herein to the contrary, CitiStreet shall not be required to provide the names and addresses of Participants to the Transfer Agent or the Trust, unless applicable law or regulation otherwise requires.

5.   Ability to Provide Services

     CitiStreet agrees to notify the Trust promptly if for any reason it is unable to perform its obligations under this Agreement.

6.   Compensation

          A. In consideration of performance of the services by CitiStreet hereunder CitiStreet will be compensated at an annual rate of.15% of the average daily net assets in Class I and Class A shares in Participant accounts. The Trust shall pay a portion of the fee equivalent to a maximum of $18.00 per Participant account annually. Any portion of the fee in excess of this amount shall be paid by BOIA.

          B. CitiStreet will permit the Trust and their representatives (including counsel and independent accountants) with reasonable access to its records to enable the Trust to verify that CitiStreet's charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of CitiStreet's records each calendar year.

          C.   CitiStreet shall calculate the compensation due under this section 6 at the end of each quarter and shall send an invoice therefor to the Trust. Each invoice shall be accompanied by a statement setting forth the calculation of such compensation amount. The check for payment shall be mailed to:

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                           CitiStreet LLC
                           Batterymarch Park III
                           Three Pine Hill Drive
                           Quincy,  MA 02169
                           Attn:  Nicholas S. Katsikis

7.   Notices

     All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

        To CitiStreet:      CITISTREET LLC
                            Batterymarch Park III
                            Three Pine Hill Drive
                            Quincy, MA 02169
                            (617)  376-1721  (telecopy number)
                            Attn: Paul R. Parsons
                            cc:   Howard Kirkpatrick, Esq.

        With a Copy to:     CITISTREET LLC
                            Three Pine Hill Drive
                            Three Battery March Park, JMB2
                            Quincy, MA  02169
                            (617) 376- 9180  (telecopy number)
                            Attn: Scott Taitelbaum

        To BOIA:            Banc One Investment Advisors Corporation
                            1111 Polaris Parkway
                            Suite 2-B
                            Columbus, OH 43271-0211
                            (617) 213-6331 (telecopy number)
                            Attn: Mark Beeson

        To One Group:       One Group Mutual Funds
                            1111 Polaris Parkway
                            Suite 2-G/J/L
                            Columbus, OH 43271-1235
                            (617) 213-6324 (telecopy number)
                            Attn: Robert Young

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Any notice, demand or other communication given in a manner prescribed in this
Section 7 shall be deemed to have been delivered on receipt.

8.   Indemnification

     CitiStreet shall indemnify and hold harmless the Trust from and against any and all losses and liabilities that it may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of CitiStreet of its responsibilities under this Agreement, excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any non-compliance by the Trust with its obligations under this Agreement, as to which the Trust as pertinent, shall indemnify, hold harmless and defend CitiStreet on the same basis as set forth above.

9.   Termination

     This Agreement may be terminated at any time by either party hereto upon ninety (90) days written notice to the other. The provisions of paragraphs 4 and 8 shall continue in full force and effect after termination of this Agreement.

10.  Anti-Money Laundering

     CitiStreet will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices. CitiStreet will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Trust with any requested information about investors and accounts in the event that the Trust shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. To the extent permitted by applicable law and regulations, CitiStreet will notify the Trust of any concerns that CitiStreet may have in connection with any investor in the context of relevant anti-money laundering legislation/regulations.

11.  Limitation of Liability of the Trustees and Shareholders

     The names `One Group Mutual Funds' and `Trustees of One Group Mutual Funds' refer respectively to the Trust created and the Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of `One Group Mutual Funds' entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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12.  Successors and Assigns

     This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment. The assignment of the Agreement shall not change the obligations, rights or responsibilities under this Agreement and it shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

13.  Counterparts

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

14.  Severability

     In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.  Entire Agreement

     This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

16.  Amendment

     Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

17.  Force Majeure

     Except for payment obligations hereunder, in the event that either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other party for any damages resulting from such failure to perform or otherwise from such causes.

18.  Miscellaneous

     This Agreement is made and shall be construed under the laws of the State of Ohio. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

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         ONE GROUP MUTUAL FUNDS

         By:      /s/ Robert L. Young
            -----------------------------------------

         Title:   Vice President
               --------------------------------------

         BANC ONE INVESTMENT ADVISORS CORPORATION

         By:      /s/ Mark A. Beeson
            -----------------------------------------

         Title:   Vice President
               --------------------------------------

         CITISTREET LLC

         By:      /s/ Scott Taitelbaum
            -----------------------------------------

         Title:   CFO
               --------------------------------------


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